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                                                                    Exhibit 99.1

                          Annual Compliance Certificate


Bank One, West Virginia, N.A., as Trustee
707 Virginia Street East, 2nd Floor
Charleston, West Virginia 25301

Attention:  Corporate Trust Department

     I, C. David Ramsey, President of Southpoint Structured Assets Inc. (the "Depositor"), hereby certify as follows:

     (a) The review of the activities of the Depositor under the Standard Terms for Trust Agreements, dated as of November 1, 1996, as amended by the Series Supplement, dated as of March 19, 1998 (collectively, the "TVA Series 1998-1 Trust Agreement"), by and between the Depositor and Bank One, West Virginia, N.A., as trustee, for the period from January 1, 2001, through December 31, 2001, and the performance of the Depositor under the TVA Series 1998-1 Trust Agreement has been made under my supervision; and

     (b) To the best of my knowledge, based on such review, the Depositor has fulfilled all of its obligations and covenants under the TVA Series 1998-1 Trust Agreement throughout such period.

     Dated: April 1, 2002

                                       Sincerely,



                                       By: /s/ C. David Ramsey
                                           ---------------------------------
                                               C. David Ramsey, President